Exhibit A

      Tel-Instrument Electronics Corp. Announces GAO Protest to Navy Award

    CARLSTADT, N.J.--(BUSINESS WIRE)--Aug. 16, 2006--Tel-Instrument Electronics Corp. (AMEX: TIK) was informed by the Navy that an unsuccessful bidder on the Intermediate Level TACAN Testers (ITATS) program has protested the previously announced award to TIK.
    In accordance with federal regulations, upon the filing of the protest with the General Accounting Office (GAO), the Navy instructed TIK to suspend its efforts on the contract until the matter is resolved by the GAO. It is expected that a final GAO determination will be made within 100 days. TIK has been provided with a redacted, incomplete version of the protest which challenges the selection process. Based upon the limited information available to date, TIK does not believe, although no assurance can be given, that these allegations have merit. TIK is closely following this situation and will provide additional clarification when further information is available.
    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.
    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.
    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp.
             Joseph P. Macaluso, 201-933-1600